Exhibit 99.1

BROADMARK REALTY CAPITAL EXPANDS AND FURTHER STRENGHTHENS BOARD OF DIRECTORS

– Appoints New Independent Director, Pinkie D. Mayfield –

Seattle – April 25, 2022 – Broadmark Realty Capital Inc. (NYSE: BRMK) (“Broadmark” or the “Company”), an internally managed secured real estate finance company, announced that it is strengthening its Board of Directors with the addition of a new independent director, Pinkie D. Mayfield, effective today. Ms. Mayfield’s addition increases the size of the Board of Directors to eight members, including six independent directors.

Dan Hirsch, Chairman of Broadmark’s Nominating and Corporate Governance Committee, stated, “We are very pleased to expand and further strengthen our Board of Directors. We welcome Pinkie and look forward to benefitting from her extensive experience in public relations, corporate affairs and investor relations. Pinkie will complement our already strong group of directors as we look to expand our business, execute our strategy to provide capital solutions for our customers, and maintain our commitment to our communities and the Company's stakeholders.”

Ms. Mayfield has been Chief Communications Officer and Vice President of Corporate Affairs at Graham Holdings Company (formerly The Washington Post Company), a diversified conglomerate whose principal operations include education and media. In her current role since 2018, Ms. Mayfield is responsible for corporate affairs, public relations, communications and strategic initiatives. Since joining Graham Holdings in 1998, she has held a number of executive leadership positions.

Prior to joining Graham Holdings, Ms. Mayfield was a Vice President and Trust Officer at NationsBank (now Bank of America) in the Investment Services Division. A director of Founders Bank, a Washington D.C.-based community bank, she has chaired the audit committee since joining the board in 2020. Ms. Mayfield also serves as treasurer of the board of directors of the District of Columbia College Access Program and a trustee of the Philip L. Graham Fund. Ms. Mayfield graduated magna cum laude with a BA in business administration from Trinity Washington University and earned an MBA from the University of Maryland University College.

About Broadmark Realty Capital

Broadmark Realty Capital Inc. (NYSE: BRMK) is a specialty real estate finance company, providing financing solutions generally in the $2 to $50 million range across the entire debt capital stack for commercial and residential real estate opportunities throughout the United States. Broadmark is particularly well equipped to address complex financing requirements that require rapid response, investing across a variety of market conditions and economic cycles.

Contact:

Investor Relations

InvestorRelations@broadmark.com

206-623-7782

Media Relations

Megan Kivlehan & Greg Michaels

broadmark@icrinc.com

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